Exhibit 23.4

KPMG LLP
Chartered Accountants	Telephone	(403) 691 -8000
2700 205 — 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
Consent of Independent Auditors
The Board of Directors of Nuloch Resources Inc.
We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Chartered Accountants
Calgary, Canada April 8, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.